Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As independent registered public accountants, we hereby consent to the incorporation of our report dated March 6, 2006, relating to the consolidated financial statements of Elcom International, Inc. for the years ended December 31, 2005 and 2004 included in this Form 10-KSB, into the Company’s previously filed Registration Statements on Form S-3 File No. 333-94743 and 333-90964 and Form S-8 File Nos. 333-00362, 333-24809, 333-34193, 333-67927, 333-81795, 333-54852, 333-61316 and 333-91488.
Our report dated March 6, 2006 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
/s/ VITALE, CATURANO & COMPANY, LTD.
VITALE, CATURANO & COMPANY, LTD.
March 28, 2006
Boston, Massachusetts